PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           (973) 748-3600
American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ National Market "ABNJ"                              For Immediate Release
                                                           ---------------------
                                                           October 27, 2005


                 AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
                  APPLICATION MADE TO OTS FOR STOCK REPURCHASES

Bloomfield, New Jersey - October 27, 2005 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today the filing of an application for approval by the Office of Thrift Supervision ("OTS") to commence a 5% open market stock repurchase program. OTS regulations require American to receive approval from the OTS before making stock repurchases during the first year following its second-step conversion, other than repurchases to fund a stock benefit plan. No assurance can be given that American will receive OTS approval of its repurchase application.

American completed its second-step conversion on October 5, 2005. In the conversion, 9,918,750 new shares were sold at $10.00 per share and 4,250,719 exchange shares were issued to the public stockholders of the former middle-tier stock holding company, resulting in a total of 14,169,469 shares outstanding. American's common stock began trading on the NASDAQ National Market on October 6, 2005.

Separately, American intends to commence the repurchase of up to 208,293 shares to fund stock awards previously made under the American Bank of New Jersey 2005 Restricted Stock Plan, which was voted on by stockholders at the 2005 annual meeting. Purchases to fund the restricted stock plan will be made from time to time in the open market, based on stock availability, price and American's financial performance.

American Bancorp of New Jersey, Inc. is the holding company for American Bank of New Jersey, a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey.


The foregoing material contains forward-looking statements concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.